Exhibit 99.2

B. Riley Financial Closes Offering of $115 Million Senior Notes due 2026 including Full Exercise of Overallotment Option

LOS ANGELES—September 23, 2019 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) announced today that it has closed an underwritten registered public offering of 6.50% Senior Notes due 2026 in an aggregate principal amount of $115 million, which included $15 million of notes issued pursuant to the full exercise by the underwriters of their overallotment option. The Company and this issuance of notes both received an investment grade rating of BBB+ from Egan-Jones Ratings Company, an independent, unaffiliated rating agency. The notes will be listed on NASDAQ under the symbol “RILYN” and are expected to begin trading within 30 business days of the closing date of this offering.

The offering resulted in net proceeds of approximately $111.4 million after deducting underwriting discounts and commissions, but before expenses. The Company expects to use the net proceeds of this offering for the full redemption of the Company’s existing 7.50% Senior Notes due 2021 and for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital.

B. Riley FBR, Janney Montgomery Scott, Ladenburg Thalmann and Incapital acted as book-running managers for this offering. Wedbush Securities, William Blair and Boenning & Scattergood acted as co-managers.

The NBD Group acted as legal counsel to the Company. Duane Morris acted as legal counsel to the underwriters.

The notes were offered under the Company’s shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (SEC). The offering of these notes was made only by means of a prospectus supplement and accompanying base prospectus, which was filed with the SEC.

Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC's website at www.sec.gov, or from the offices of B. Riley FBR at 1300 North 17th Street, Suite 1400, Arlington, VA 22209, by calling (703) 312-9580 or by emailing prospectuses@brileyfbr.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would not be permitted.

About B. Riley Financial, Inc. (NASDAQ:RILY)

B. Riley Financial provides collaborative financial services tailored to fit the capital raising and business advisory needs of public and private companies and high-net-worth individuals. B. Riley operates through several wholly-owned subsidiaries which offer complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting and litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. The Company also makes proprietary investments in companies and assets with attractive return profiles.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the senior notes offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the possibility that the notes offering will not be consummated at the expected time, on the expected terms, or at all; and the Company’s financial performance; and those risks described from time to time in B. Riley Financial, Inc.’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional information is also set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial, Inc. undertakes no duty to update this information.

Investor Contact

Investor Relations

ir@brileyfin.com

(310) 966-1444

Media Contact

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425